Exhibit 2.1

AMENDMENT TO

CERTAIN AGREEMENTS

BETWEEN

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

AND

CERTAIN EXECUTIVES

WHEREAS, Dover Downs Gaming & Entertainment, Inc. (the “Company”) has heretofore entered into certain Non-Compete or Employment and Non-Compete Agreements with the following executives (each, an “Individual”):  Denis McGlynn dated as of February 13, 2006; Timothy R. Horne dated as of February 13, 2006; Klaus M. Belohoubek dated as of February 13, 2006; and Edward J. Sutor dated as of February 13, 2006, providing for certain payments following a Change in Control (each, an “Agreement”); and

WHEREAS, the Agreements provided for a certain lump sum payment to be made to each Individual calculated by reference to the Retirement Plan and SERP; and

WHEREAS, the Company desires to freeze pension contributions to its Retirement Plan and SERP but without diminishing the value of the benefits provided under the Agreements;

NOW THEREFORE, the Company and each of the Individuals hereto agree as follows:

1.                                       Terms not otherwise defined herein shall have the meaning ascribed to them in the Agreements.

2.                                       Section 3(c)(iii) to the Agreements is amended so that the lump sum payment provided thereunder is unaffected by the freezing of the Retirement Plan and the SERP and shall be calculated as if each one continued in existence as they were in effect on January 1, 2011.

IN WITNESS WHEREOF, the Company through its officer duly authorized, and each of the undersigned Individuals, each intending to be legally bound, have duly executed and delivered this Amendment to his respective Agreement, to be effective as of June 15, 2011.

DOVER DOWNS GAMING & ENTERTAIMENT, INC.

/s/ Klaus M. Belohoubek
Its: Sr. Vice President - General Counsel

/s/ Denis McGlynn
Denis McGlynn

/s/ Timothy R. Horne
Timothy R. Horne

/s/ Klaus M. Belohoubek
Klaus M. Belohoubek

/s/ Edward J. Sutor
Edward J. Sutor